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As filed with the Securities and Exchange Commission on February 21, 2007

Registration No. 333-138007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FTD Group, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	87-0719190 (I.R.S. Employer Identification No.)
3113 Woodcreek Drive Downers Grove, Illinois 60515 (630) 719-7800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jon R. Burney
Vice President, General Counsel and Secretary
FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
(630) 719-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard A. Sobel, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of the Registration Statement as determined by the Registrant.

        If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 21, 2007.

PROSPECTUS SUPPLEMENT
(To Prospectus dated                        , 2007)

6,000,000 Shares

FTD Group, Inc.

Common Stock

        All of the shares of common stock in the offering are being sold by the selling stockholders named in this prospectus supplement. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "FTD." The last reported sale price of the common stock on February 20, 2007 was $20.80 per share.

        See "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended June 30, 2006, incorporated herein by reference, to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to the public	$	$
Underwriting discount	$	$
Proceeds to the selling stockholders	$	$

        To the extent that the underwriters sell more than 6,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 900,000 shares from selling stockholders at the initial price to the public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on March     , 2007.

Goldman, Sachs & Co.	Merrill Lynch & Co.

William Blair & Company

Prospectus Supplement dated                        , 2007.

Prospectus Supplement

Page
About this Prospectus Supplement	i
Market and Industry Data	ii
Special Note Regarding Forward-Looking Statements	ii
Prospectus Supplement Summary	S-1
Use of Proceeds	S-13
Market Price of Common Stock	S-13
Principal and Selling Stockholders	S-14
Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Our Common Stock	S-17
Underwriting	S-20
Validity of Securities	S-24
Experts	S-24
Where You Can Find More Information	S-24
Prospectus

Page
About this Prospectus	i
Prospectus Summary	1
Risk Factors	2
Forward-Looking Statements	3
Use of Proceeds	4
Dividend Policy	4
Selling Stockholders	4
Plan of Distribution	4
Validity of Securities	6
Experts	6
Where You Can Find More Information	6
Incorporation by Reference	7

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        Unless otherwise noted, the terms "FTD Group, Inc.," "we," "us," "our," "FTD" and the "Company" refer to FTD Group, Inc., formerly known as Mercury Man Holdings Corporation, and its consolidated subsidiaries, which include FTD, Inc., and its consolidated subsidiaries.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we, the selling stockholders, nor the underwriters

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have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we, the selling stockholders, nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or of any sale of our shares of common stock. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, in making your investment decision.

MARKET AND INDUSTRY DATA

        The market and industry data presented in this prospectus supplement are generally estimates and are based upon third-party data and our own internal estimates. While we believe that these data are reasonable, in some cases the data are based on our or others' estimates and cannot be independently verified by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements. Statements and financial discussion and analysis contained in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements. These forward-looking statements include statements regarding our outlook, anticipated revenue growth and profitability, anticipated benefits of our acquisition of Interflora Holdings Limited ("Interflora"), anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Investors are cautioned that actual results could materially differ from those contained in any forward-looking statements as a result of:

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  our ability to acquire and retain FTD and Interflora members and continued recognition by members of the value of our products and services;

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  the acceptance by members of new or modified service offerings recently introduced;

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  our ability to sell additional products and services to FTD and Interflora members;

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  our ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses;

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  the success of our marketing campaigns;

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  the ability to retain customers and maintain average order value within the domestic and international consumer businesses;

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  the existence of failures in our computer systems;

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  competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts;

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  our ability to manage or reduce our level of expenses within both the domestic and international businesses;

  •
  actual growth rates for the markets in which we compete compared with forecasted growth rates;

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  our ability to increase capacity and introduce enhancements to our Web sites;

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  our ability to integrate Interflora and additional partners or acquisitions, if any are identified; and

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  other factors described under the heading "Risk Factors" beginning on page 2 of the accompanying prospectus and in our most recent Annual Report on Form 10-K for the year ended June 30, 2006, which is incorporated herein by reference, as well as other potential risks and uncertainties, which are discussed in our reports and documents filed with the SEC.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus supplement or the accompanying prospectus, are expressly qualified in their entirety by the foregoing cautionary statements. Except as required under the Federal securities laws and rules and regulations of the SEC, we undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary is not complete and does not contain all the information that you should consider before purchasing shares in this offering. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the incorporated documents, including in particular the information under the heading "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, each of which could materially adversely affect our operating results, financial condition and cash flows, and all other information included or incorporated into this prospectus supplement and the accompanying prospectus.

FTD Group, Inc.

Overview

        We are a leading provider of floral products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. Our business utilizes our highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops internationally. We conduct our business through three operating segments: the consumer segment, the florist segment and the international segment. We operate our consumer segment primarily through our www.ftd.com Web site in the U.S. and Canada. As a result of our same-day delivery capability and broad product selection, we are one of the largest direct marketers of floral products and specialty gifts in the U.S., generating 4.5 million orders from consumers for the year ended June 30, 2006. Through our florist segment, we provide a comprehensive suite of products and services that enable FTD members to send and deliver floral orders. We recently added our international segment through our July 31, 2006 acquisition of Interflora Holdings Limited, which we refer to as Interflora, a U.K.-based provider of floral-related products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland.

        Our consumer and florist businesses are highly complementary, as floral orders generated by our consumer businesses can be delivered by our network of members. We believe that our strong brand name recognition, complementary florist and consumer businesses, extensive customer database of floral and specialty gift consumers, sizable network of members and international footprint provide us with significant competitive advantages. We believe these competitive advantages are the primary drivers of the strong growth in our revenues which increased at a compound annual rate of 9% for the five-year period ended June 30, 2006.

Consumer Segment

        Through our consumer segment, we market and sell floral products and specialty gift items to consumers, primarily through our www.ftd.com Web site and our 1-800-SEND-FTD toll-free telephone number. We typically offer approximately 400 floral arrangements for florist delivery and approximately 700 direct ship items, which are delivered via common carrier, including boxed flowers, plants, gourmet food gifts, holiday gifts, bath and beauty products, jewelry, wine and gift baskets, dried flowers and stuffed animals.

        Consumers place orders at our www.ftd.com Web site or over the telephone, which are then transmitted to florists or third-party specialty gift providers for processing and delivery. The Internet is our primary channel for orders, representing approximately 90% of total order volume for the year ended June 30, 2006. Through our network of members, we are able to offer same-day delivery to nearly 100% of the U.S. and Canadian populations. Additionally, we route floral orders through an international network of floral retailers enabling next-day delivery in over 150 countries. Through third-party manufacturers and distributors, we also offer next-day delivery of floral and specialty gift orders throughout the U.S. Our consumer segment has very low working capital requirements because members and specialty gift providers generally maintain the physical inventory and bear the cost of warehousing and distribution. In addition, consumers generally pay for floral and specialty gift orders before we pay florists and specialty gift providers to deliver them. We do not own or operate any retail locations.

        We continue to generate significant growth in our consumer segment driven by the strength of our brand, consumer preference for purchasing floral products and gifts over the Internet, our focus on new product introductions and our direct marketing expertise. For the six months ended December 31, 2006, our consumer segment generated revenues of $116.9 million, representing an increase of 11.5% from the six months ended December 31, 2005. For the year ended June 30, 2006, our consumer segment generated revenues of $275.8 million, representing an increase of 11.6% from the year ended June 30, 2005.

Florist Segment

        Through our florist segment, we provide a comprehensive suite of products and services that enable our FTD members to send and deliver floral orders. This suite of products and services is also designed to promote revenue growth and enhance the operating efficiencies of FTD members. We provide these services to our network of independent members located primarily in the U.S. and Canada, which includes traditional retail florists as well as other retailers offering floral products.

        Services.    We provide our FTD members with access to the FTD brand and the Mercury Man logo, supported by various advertising campaigns, order clearinghouse services (which eliminate counterparty credit risks between sending and receiving FTD members), a quarterly directory publication of FTD members, credit card processing services, e-commerce Web site development and maintenance, online advertising tools and a 24-hour telephone answering and order-taking service. In addition, we provide the Floral Selections Guide, a counter display published by FTD, featuring FTD products for all occasions. Our members pay us for these services through monthly dues and activity-based fees, such as per order charges. Through our proprietary Mercury Network, our members electronically transmit orders and send messages to other FTD members, for which we receive monthly fees in addition to per-order and per-message fees.

        Products.    We sell basic software and hardware for transmitting and receiving orders, as well as software and hardware that provide full back-end systems to manage a florist's business. We also act as a national wholesaler to FTD members, providing FTD-branded and non-branded hard goods and cut flowers as well as packaging, promotional products and a wide variety of other floral-related supplies. During holiday seasons such as Valentine's Day, Mother's Day and Christmas, we design specialized floral bouquets with exclusive FTD containers and feature these exclusive FTD products in advertising and on the heavily trafficked www.ftd.com Web site.

        Revenues in our florist segment are driven by the strength of our brand, our comprehensive suite of products and services and our strong relationships with our FTD members. Approximately 74% of florist segment revenues in fiscal 2006 were derived from recurring membership, service and other monthly fees. For the six months ended December 31, 2006, our florist segment generated revenues of $88.4 million, representing a decrease of 2.0% from the six months ended December 31, 2005. Included in the six months ended December 31, 2005 was approximately $3.9 million of revenue related to Renaissance Greeting Cards, Inc., which we refer to as Renaissance, which was sold in December, 2005. Excluding the revenue related to Renaissance from the six months ended December 31, 2005, florist segment revenues would have grown 2.4% in the six months ended December 31, 2006 over the same period of the prior year. For the year ended June 30, 2006, our florist segment generated revenues of $189.4 million, representing a decrease in revenue of 0.7% from the year ended June 30, 2005. Excluding the revenue related to Renaissance from fiscal year 2005 of $8.7 million and from fiscal year 2006 of $3.9 million, florist segment revenues would have grown 1.9% in the year ended June 30, 2006 over the same period of the prior year. Our florist segment revenues are derived disproportionately from our largest 10,000 members. As a result, and because the mix of our membership is changing as we add more supermarket members and seek to add mass merchants, we no longer consider the absolute number of members to necessarily be indicative of segment performance. We focus primarily on the penetration of goods and services sold to our members, which has more than offset the impact of overall membership declines and allowed us to increase segment revenue (excluding the impact of Renaissance).

International Segment

        Our international segment is primarily comprised of Interflora, which has both a florist and a consumer business. Interflora is an internationally recognized brand and utilizes the same Mercury Man logo as FTD. Similar to FTD, Interflora previously operated as an unincorporated association until its incorporation and conversion to a "for-profit" organization in February 2005. Interflora markets floral products and specialty gifts direct to consumers in the U.K. and the Republic of Ireland through both the www.interflora.co.uk Web site and a toll-free telephone number and provides various products and services to its members. For the six months ended December 31, 2006, our international segment generated revenues of $55.0 million. Pro forma revenue, assuming we had acquired Interflora on July 1, 2005, would have been $65.7 million for the six months ended December 31, 2006, as compared to $52.5 million for the six months ended December 31, 2005, representing an increase of 25.1% in 2006 (9% resulting from the appreciation of the British pound against the U.S. dollar). Consumer orders totaled 700,000 during the 2006 period, a 19% increase over the prior year period.

Floral Industry Overview

  Domestic

        The U.S. Department of Commerce estimates that U.S. personal consumption expenditures for the floriculture industry (which includes flowers, seeds and potted plants) were approximately $19 billion for 2005 and grew at approximately a 3% compound annual growth rate over the prior ten years. The floral retail market space is highly fragmented with thousands of industry participants. Key trends in the floral retail market include:

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  the increasing role of floral direct marketers, particularly those marketing floral products over the Internet, which has resulted in increased orders for delivery placed through floral direct marketers versus traditional retail florists;

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  consumer purchasing of "cash and carry" flowers continues to shift away from traditional retail florists to supermarket and mass merchant retail locations;

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  the increasing dependence of traditional retail florists on wire services to provide incoming order volume to offset business lost to Internet, supermarket and mass merchant retailers; and

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  the expansion of product offerings by traditional retail florists and direct marketers to include specialty gift items.

        We participate across every major floral retail distribution channel. The primary channels and our role in each channel are:

        Floral Direct Marketers.    Floral direct marketers take floral orders from consumers by telephone and over the Internet. These direct marketers represent a rapidly growing portion of the floral delivery sub-segment of the overall floral retail market, and benefit from national exposure, an online presence and prominent toll-free telephone numbers. Through our www.ftd.com Web site and our 1-800-SEND-FTD toll-free telephone number, among our competitors we are one of the largest direct marketers of floral and specialty gifts in the U.S. We transmit orders received through our www.ftd.com Web site and toll-free telephone number to FTD members or third parties for processing and delivery.

        Florists.    There are an estimated 23,000 retail florists in the U.S., many of which are sole proprietorships. Some retail florists have expanded merchandise to include giftware, indoor plants, outdoor nursery stock, seasonal decorations and other merchandise to try to counteract the entrance into the floral retail market of supermarkets and mass merchants and the expansion of other retail channels. Through our florist segment, we supply products and services to our FTD members to facilitate their ability to send, receive and deliver orders to effectively operate and grow their businesses. We do not own or operate any retail locations.

        Supermarkets and Other Retailers.    Food retailers, mass merchants and other retailers are becoming increasingly important distribution channels in the floral retail market. During the past several years, these retail locations have increased their presence in the floral retail market, adding floral products to their merchandise assortments. We believe there are approximately 40,000 supermarkets and mass merchants that sell flowers in the U.S. and Canada. We provide products and services to a growing number of supermarket locations in North America. Through our florist segment, we are pursuing channel initiatives such as providing FTD branded fresh flowers and store-in-store floral displays and departments at various supermarkets and retailers.

  International

        In the U.K. and the Republic of Ireland, the floral retail market is highly fragmented and competitive. The U.K. market exhibits trends similar to those found in the U.S., which include:

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  increasing role of floral direct marketers and direct ship vendors, including those marketing over the Internet; and

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  increased dependence on incoming order volume by traditional retail florists.

        Unlike the U.S., mass merchants play a significant role in the delivered flower market, offering next day delivery.

Competitive Strengths

  Premier International Floral Brand

        The FTD and Interflora brands and Mercury Man logo enjoy significant international recognition within the floral industry and among consumers. The Mercury Man logo is displayed in approximately 45,000 floral shops internationally and 150 countries. We believe our brands have the highest brand recognition in their respective U.S. and U.K. markets, which provides us with significant competitive advantages and allows us to:

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  drive substantial traffic to our www.ftd.com and www.interflora.co.uk Web sites and related telephone ordering services;

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  reduce marketing costs per order and customer acquisition costs; and

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  attract new members and retain existing members who find that our brand recognition enhances their business.

  Strong Competitive Position

        We believe we are the only company in the industry with significant operations in the consumer, florist and international segments.

        Our consumer segment is the second-largest participant in the North American floral and specialty gift direct marketing channel, which we believe to be the fastest growing channel within the retail floral market. Within the floral direct marketing channel, we believe we have increased our market share over the past several years which is due, in part, to a shift in consumer preference toward ordering flowers over the Internet and to our relative strength in this growth channel. Additionally, through our supermarket members, we believe we are the only industry participant with a significant presence in the growing North American supermarket and mass merchant channel.

        Our florist segment is the second-largest participant in the highly concentrated floral wire-service market, which enjoys significant barriers to entry with respect to clearinghouse services and the significant number of floral orders generated by our consumer segment. We believe our competitive strength in our florist segment is driven by our established brand, the significant orders from our consumer segment fulfilled by our members, the value of our extensive membership base, our national sales force and the strength of our relationships with FTD members.

        Our international segment includes Interflora, the largest floral direct marketer in the U.K. Interflora provides products and services to an exclusive member network with significantly more orders than the nearest competitor, which is driven by the strength of the Interflora brand.

  Highly Complementary Business Segments

        Our consumer and florist businesses are highly complementary and provide significant synergies. We believe no other participant in our industry has our combination of a substantial consumer business and a large, broad-based florist membership.

        FTD and Interflora members provide a high quality order fulfillment vehicle for our consumer orders, which we believe is difficult to replicate. Our network of members allows us to offer same-day delivery of floral orders to a substantial portion of the U.S., Canadian, U.K. and Irish populations. It also allows our consumer businesses to process peak order flow substantially above that of our average daily order flow without any meaningful incremental investment in systems or infrastructure.

        One of the principal benefits to a florist of membership in the FTD or Interflora network is enhanced order flow. Our Web sites and toll-free telephone numbers support our florist segment by providing a strong flow of floral orders for fulfillment by members, which increases the value of membership to a florist.

  Proven Growth Platform with Strong Margins and Significant Cash Flow Generation

        We believe our strategy and business model are validated through our growth and profitability. For the five-year period ended June 30, 2006, we grew revenue at a compound annual rate of 9% through our ability to capitalize on consumers' shift to direct marketers, expansion of our direct ship offerings, development of new products and services and utilization of our brand strength to acquire customers. We are focused on driving profitable growth which has resulted in our ability to generate and maintain strong operating margins. Our members and direct ship partners maintain the "bricks and mortar" facilities and substantially all of the floral and specialty gift physical inventory, and bear the cost of warehousing and distribution. Additionally, our consumer businesses have attractive working capital characteristics that result from consumers paying for floral and specialty gift orders before we pay florists and specialty gift providers to deliver them. We also have low capital expenditure requirements. As a result, we generate substantial free cash flow (operating cash flow minus capital expenditures).

Business Strategy

        Our primary objectives are to capitalize on the rapidly growing floral and specialty gift direct marketing industry and leverage our strong brand name and position in the floral wire service market to profitably grow our consumer, florist and international segments. We intend to achieve those objectives with the following strategic initiatives:

  Consumer Segment

        Continue to Grow Order Volume and Add and Retain Consumers.    We plan to continue to direct consumers to our www.ftd.com Web site for their floral and specialty gift purchasing needs, as processing orders over the Internet is a profitable order generating vehicle for us and an efficient and convenient ordering method for the consumer. We plan to add new consumers by continuing to expand our existing marketing efforts, focusing on highly trafficked Internet sites, as well as continued growth and focus on numerous consumer affinity programs. Once a consumer has purchased floral or specialty gift products from us, we market our products to that customer through e-mail, direct mail and other marketing vehicles to encourage repeat purchases.

        Expand Product Offerings.    We are increasing our presence in the Internet retail market by developing a broader offering of direct ship products. We believe that our marketing expertise and brand strength allow us to attract a wide range of quality partners. Our partners provide a wide range of products to meet consumer demand. For example, we recently introduced several exciting new partnerships and products. This includes our Vera Wang™ line of flowers, a luxury collection of hand-chosen bouquets by designer Vera Wang, plus our Todd Oldham™ line, a new line of contemporary and innovative floral arrangements. In addition to designer brand offerings, we also believe that lower-priced floral products are a growing segment of the market. We plan to continue refining our offerings in this area to meet consumer demand.

  Florist Segment

        Continue to Increase Penetration of our Product Offerings and our Suite of Products and Services.    We intend to drive product and service offering penetration and continue to attract florists to our network through continued improvements in our product and service offerings that increase revenue and reduce costs for our members, simplified pricing strategies and improved sales and service capabilities. Currently, most of our florist products and services have less than 50% penetration among our membership. Our recent introductions include our online flower exchange, improved Web sites and online marketing products and direct marketing functionality within our technology products.

        Successfully Execute Supermarket and Mass Merchant Channel Initiatives.    We are currently pursuing opportunities to expand our presence in a number of channels that have not historically represented a meaningful portion of our revenues. For example, we believe the supermarket and mass merchant channel represents an excellent opportunity to increase our membership and product penetration as consumers continue to shift "cash and carry" purchases away from traditional florists. To capitalize on this opportunity, we have begun to provide FTD-branded product offerings to supermarkets that sell flowers in North America. We plan to continue adding additional locations to our membership from the estimated 23,000 supermarkets that sell flowers in North America. We also believe we have a significant opportunity to expand in the mass merchant category, which has approximately 17,000 locations in North America.

  International Segment

        Continue to Enhance Interflora Operations.    On July 31, 2006, we completed our acquisition of Interflora. Interflora converted from an unincorporated association to a "for-profit" incorporated association in February 2005. We believe there are significant opportunities to grow and expand Interflora's business by providing the expertise that we have developed over the past 13 years through our own conversion and development from an unincorporated association in 1994. These opportunities include leveraging Interflora's brand and market position, employing marketing best practices and increasing the number of products and services provided to the florist member network. We believe that we can continue to drive growth and increase profitability through these initiatives.

        Expand International Platform.    Through Interflora, we have begun to pursue international opportunities in the floral retail and the floral direct marketing channels. We believe that our international strategy will further diversify our business and enhance our scale relative to our competitors. We believe this platform, along with the strength of our international brand, will give us an advantage in selectively sourcing and executing future acquisitions in Europe or other regions of the world.

Significant Risks Related to our Business and High Degree of Leverage

        Although we believe that our competitive strengths and our business strategy described above will provide us with opportunities to achieve our business objectives, there are a number of risks and uncertainties that may affect our financial and operating performance. You should consider carefully the information under the heading "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, each of which could materially adversely affect our operating results, financial condition and cash flows. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein, each of which could result in a decrease in the value of our common stock and your investment therein.

        Our principal executive offices are located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Our telephone number is (630) 719-7800. FTD Group, Inc. was incorporated in 2003 under Delaware law. Our Web site is located at www.ftd.com. The information on our Web site is not a part of this prospectus.

        All trademarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering

Common stock offered by the selling stockholders	6,000,000 shares
Common stock to be outstanding after this offering	28,334,856 shares
Use of proceeds
The proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.
Risk factors
See "Risk Factors" on page 2 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended June 30, 2006, incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest in our common stock.
New York Stock Exchange symbol	FTD

        The number of shares to be outstanding immediately after this offering is based on the number of shares of our common stock outstanding as of February 6, 2007 and excludes:

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  3,228,647 shares of common stock issuable upon the exercise of stock options outstanding as of February 6, 2007, with exercise prices ranging from $3.00 to $17.10 per share and a weighted average exercise price of $9.06 per share; and

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  1,152,440 shares of common stock reserved for future grants under our stock option plans as of February 6, 2007.

        Except as otherwise noted, all information in this prospectus assumes no exercise by the underwriters of their right to purchase up to an additional 900,000 shares.

Recent Developments

        Our Board of Directors has approved a dividend policy and declared its first quarterly cash dividend of $0.1625 per share. This dividend will be paid on April 2, 2007 to stockholders of record as of the close of business on March 19, 2007. We intend to continue to pay quarterly dividends, although each declaration and payment of dividends is subject to the determination of our Board of Directors and continued compliance with the requirements of our credit agreement and the indenture governing our senior subordinated notes. Our senior credit facility has been amended to permit such dividends to be paid, subject to continued covenant compliance.

Summary Condensed Consolidated Financial Data

        On February 24, 2004, we completed a going private transaction with an affiliate of Leonard Green & Partners, L.P., which we refer to as the 2004 Going Private Transaction. In the transaction, Nectar Merger Corporation, which was a wholly-owned subsidiary of Mercury Man Holdings Corporation, merged with and into FTD, Inc., with FTD, Inc. continuing as the surviving corporation. As a result of the 2004 Going Private Transaction, FTD, Inc. common stock was not publicly traded and FTD, Inc. became a wholly-owned subsidiary of FTD Group, Inc., an affiliate of Green Equity Investors IV, L.P., a private investment fund affiliated with Leonard Green & Partners, L.P. The results of operations presented herein for all periods prior to the 2004 Going Private Transaction are referred to as the results of operations of the "Predecessor." The Predecessor ceased operations as of the date of the 2004 Going Private Transaction.

        The following table sets forth the Predecessor's selected historical financial data for the period from July 1, 2003 through February 23, 2004 and our selected historical financial data for the period from February 24, 2004 through June 30, 2004, the 2005 and 2006 fiscal years and the six month periods ended December 31, 2005 and 2006. The selected historical statement of income and other data for the periods from July 1, 2003 through February 23, 2004 and from February 24, 2004 through June 30, 2004 and for the 2005 and 2006 fiscal years and balance sheet data for the 2005 and 2006 fiscal years are derived from the Predecessor's and our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data for the 2004 fiscal year are derived from our audited consolidated financial statements not included or incorporated in this prospectus supplement and the accompanying prospectus. The summary condensed consolidated financial data for the six months ended December 31, 2006 and 2005 are derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, that management considers necessary for a fair statement of the results of those periods. The historical results are not necessarily indicative of results to be expected in any future period. The following summary condensed consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto incorporated into this prospectus supplement and the accompanying prospectus.

        On December 21, 2005, we sold substantially all the assets and certain liabilities of our Renaissance greeting card business. Prior to the sale, the operations of Renaissance, including the gain on the sale, were included within the florist segment. For fiscal 2004, 2005 and 2006, Renaissance generated $8.4 million, $8.7 million and $3.9 million of revenues and $0.5 million, $0.3 million, and $1.0 million of operating income, respectively.

        Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles, or GAAP, has been omitted pursuant to the rules and regulations promulgated by the SEC. Amounts below are presented in thousands, except for per share data.

	Predecessor Period from July 1, 2003 through February 23, 2004
			Period from February 24, 2004 through June 30, 2004			Six Months Ended December 31,
				Fiscal year ended June 30, 2005	Fiscal year ended June 30, 2006
						2005	2006
						(unaudited)
Statement of Income:
Total revenues	$245,679		$151,381	$437,795	$465,133	$195,054	$260,311
Cost of goods sold and services provided	138,057		88,424	248,017	262,774	106,980	149,741

Gross profit	107,622		62,957	189,778	202,359	88,074	110,570
Selling, general and administrative expenses	106,921	(1)	49,939 (2)	150,132 (3)	141,303	62,937	78,183

Income from operations	701		13,018	39,646	61,056	25,137	32,387
Interest expense, net	510		9,228	19,817	18,525	9,472	14,598
Interest expense and payment fees on preferred stock subject to mandatory redemption	—		6,689	34,732	—	—	—
Other (income) expense, net	(1,105	)(4)	63	(390)	(398)	(88)	(1,295)
Income tax expense	2,898		1,535	8,087	17,386	6,425	7,534

Net income (loss)	$(1,602)		$(4,497)	$(22,600)	$25,543	$9,328	$11,550

Net income (loss) per share—basic			$(0.34)	$(1.15)	$0.89	$0.32	$0.41
Net income (loss) per share—diluted			$(0.34)	$(1.15)	$0.86	$0.31	$0.39
Other Data:
Adjusted EBITDA(5)	$30,787		$20,750	$64,042	$68,998	$29,262	$39,588
Consumer segment orders	2,063		1,517	4,073	4,508	1,749	1,904
Consumer segment revenues	$128,507		$88,296	$247,108	$275,773	$104,841	$116,868
Florist segment revenues	$117,172		$63,085	$190,687	$189,360	$90,213	$88,399
International segment revenues(6)	$—		$—	$—	$—	$—	$55,044
	As of June 30,			As of December 31,
	2004	2005	2006	2005	2006
Balance Sheet Data:
Working capital (deficit)(7)	$(13,195)	$(23,096)	$(33,785)	$(29,779)	$(40,970)
Total assets	$579,888	$571,314	$570,737	$580,623	$780,428
Long-term debt, including current portion	$259,788	$239,080	$220,117	$233,145	$344,209
Preferred stock subject to mandatory redemption	$152,079	$—	$—	$—	$—
Total equity	$35,462	$205,747	$217,736	$212,560	$240,911

(1)
During the period from July 1, 2003 through February 23, 2004, the Predecessor recorded merger-related expenses of $23.4 million related to the 2004 Going Private Transaction as a component of selling, general and administrative expenses.

(2)
During the period from February 24, 2004 through June 30, 2004, we recorded severance costs of $3.3 million as a component of selling, general and administrative expenses associated with the departure of certain of our senior executives shortly following the consummation of the 2004 Going Private Transaction.

(3)
During the year ended June 30, 2005, we recorded costs of $13.9 million related to the management services agreement with Leonard Green & Partners, L.P., which included $12.5 million related to the termination of the management services agreement, as a component of selling, general and administrative expenses.

(4)
During the period from July 1, 2003 through February 23, 2004, the Predecessor recorded as a component of other expense, net, a gain of $1.5 million as a result of a settlement with the insurance carrier that maintained a policy covering FTD and its directors and officers. In addition, the Predecessor entered into the Senior Secured Credit Facility, which we refer to as the 2004 Credit Agreement. As a result of entering into the 2004 Credit Agreement, unamortized deferred financing costs associated with the then existing debt were expensed by the Predecessor, resulting in a net loss on extinguishment of debt of $0.4 million, which was included in other expense, net.

(5)
We use Adjusted EBITDA as a supplemental non-GAAP measure of our performance. Adjusted EBITDA is reconciled to net income (loss) under GAAP as follows:

	Predecessor Period from July 1, 2003 through February 23, 2004
		Period from February 24, 2004 through June 30, 2004			Six Months Ended December 31,
			Fiscal year ended June 30, 2005	Fiscal year ended June 30, 2006
					2005	2006
					(unaudited)
Net income (loss)	$(1,602)	$(4,497)	$(22,600)	$25,543	$9,328	$11,550
Plus: interest expense, net	510	9,228	19,817	18,525	9,472	14,598
Plus: interest expense and prepayment fees on shares subject to mandatory redemption	—	6,689	34,732	—	—	—
Plus: depreciation and amortization	5,377	3,738	10,499	10,461	5,116	7,201
Plus: income tax expense	2,898	1,535	8,087	17,386	6,425	7,534

EBITDA	7,183	16,693	50,535	71,915	30,341	40,883

Minus: gain on sale of Renaissance(a)	—	—	—	961	991	—
Minus: income related to settlement of Visa/MasterCard litigation(b)	—	—	—	1,558	—	—
Plus: net expenses described in Notes 2 and 3 above	23,358	3,327	—	—	—	—
Plus: deferred compensation(c)	51	—	—	—	—	—
Plus: management fees(d)	1,300	667	13,897	—	—	—
Minus: other income (expense), net(e)	1,105	(63)	390	398	88	1,295

Adjusted EBITDA	$30,787	$20,750	$64,042	$68,998	$29,262	$39,588

  (a)
  On December 21, 2005, we sold substantially all the assets and certain liabilities of our Renaissance greeting card business.

  (b)
  Represents settlement proceeds received in connection with class action litigation against Visa U.S.A. Inc. and MasterCard International, Inc.

  (c)
  In 2004, non-cash deferred compensation primarily represents net expense related to restricted stock grants under a plan that was terminated in connection with the 2004 Going Private Transaction. In 2006, we implemented a deferred compensation plan for certain members of Interflora management and there will be no adjustment for accruals under this plan in our presentation of Adjusted EBITDA.

  (d)
  Represents fees paid pursuant to a management agreement with Leonard Green & Partners, L.P., and in connection with the termination of that agreement in fiscal 2005. See Note (4) above.

  (e)
  Other than the expenses and gains described in Note (4) above, other income (expense), net is primarily attributable to currency translations.

(6)
On July 31, 2006, we completed the Interflora acquisition and subsequently have reported the results of operations associated with Interflora within our international segment.

(7)
Working capital deficit represents total current assets (excluding cash and cash equivalents) less current liabilities (excluding the current portion of long term debt and notes payable).

Non-GAAP Discussion

        In addition to our GAAP results, we also consider non-GAAP measures of our performance for a number of purposes. We use EBITDA, adjusted as described above, and referred to in this prospectus as "Adjusted EBITDA," as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.

        We present Adjusted EBITDA because we consider it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with our acquisition of Interflora, the indenture governing our outstanding senior subordinated notes and our executive compensation plan. The adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating our performance for purposes of coverage ratios under the senior credit facility and the indenture governing our senior subordinated notes. Under our executive compensation plan, we base incentive compensation payments in significant part on our performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by us and by others in our industry to evaluate and price potential acquisition candidates. For example, we used EBITDA and similar adjustments to those described above in evaluating Interflora as an acquisition candidate.

        We believe EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and Adjusted EBITDA because we believe that these or similar measures are frequently used by investors, analysts and other interested parties in evaluating performance.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect our cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt, they do not reflect changes in, or cash requirements for, our working capital requirements or they do not reflect the impact of management fees paid and other companies in our industry may calculate these measures differently than presented above. We compensate for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

        In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described herein. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring items. For more information, see our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

        All of the shares of common stock offered pursuant to this prospectus supplement will be sold by the selling stockholders for their respective accounts. We will not receive any proceeds from the sale of shares by the selling stockholders.

MARKET PRICE OF COMMON STOCK

        Our common stock began trading publicly on the New York Stock Exchange on February 9, 2005 and is traded under the symbol "FTD." Immediately prior to that date, there was no public market for our common stock. As of December 31, 2006, we had approximately 21 holders of record of our common stock. The following table sets forth the high and low sale prices of the common stock during our 2005, 2006 and 2007 fiscal years.

	High	Low
Fiscal year ended June 30, 2005
Third quarter (beginning February 9, 2005)	$13.95	$11.86
Fourth quarter	12.14	10.39
Fiscal year ended June 30, 2006
First quarter	12.11	9.95
Second quarter	11.34	10.20
Third quarter	10.45	9.02
Fourth quarter	13.93	9.53
Fiscal year ended June 30, 2007
First quarter	16.70	13.46
Second quarter	18.49	14.92
Third quarter (through February 20, 2007)	20.93	17.01

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information known to us regarding the beneficial ownership of our common stock by (1) each person that is the beneficial owner of more than 5% of our common stock, (2) each director and executive officer, and (3) all directors and executive officers as a group, as of December 31, 2006 and as adjusted to reflect the common stock offered in this offering. For further information concerning our directors and executive officers, see our proxy statement incorporated herein by reference. Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 28,334,856 shares of our common stock outstanding on February 6, 2007. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o FTD Group, Inc., 3113 Woodcreek Drive, Downers Grove, Illinois 60515. As a result of the transaction, the ownership of affiliates of Leonard Green & Partners, L.P. will be reduced from 55.0% to 35.7% (or 32.8% if the over-allotment option is exercised in full), and therefore we will no longer be a "controlled company" as defined under New York Stock Exchange regulations.

						Beneficial Ownership After Completion of the Offering under this Prospectus Supplement (Assuming Exercise of the Underwriters' Option to Purchase Additional Shares)
				Beneficial Ownership After Completion of the Offering under this Prospectus Supplement
	Beneficial Ownership Prior to any Offering under this Prospectus Supplement
Name			Shares Being Offered(2)
	Shares	Percent(1)		Shares	Percent(1)	Shares(3)	Percent(1)
Greater than 5% Stockholders:
Green Equity Investors IV, L.P.(4)	15,562,695	54.9%	5,466,000	10,096,695	35.6%	9,276,795	32.7%
Barclays Global Investors N.A.(5)	1,922,337	6.8%	—	1,922,337	6.8%	1,922,337	6.8%
Directors and Executive Officers:
Michael J. Soenen(6)	633,992	2.2%	330,000	303,992	1.1%	254,492	*
Becky A. Sheehan	—	*	—	—	*	—	*
Jon R. Burney(7)	73,335	*	37,500	35,835	*	30,210	*
Lawrence W. Johnson(7)	73,335	*	37,500	35,835	*	30,210	*
George T. Kanganis(7)	73,335	*	37,500	35,835	*	30,210	*
William J. VanCleave(8)	134,448	*	70,000	64,448	*	53,948	*
Peter J. Nolan(4)	15,577,695	55.0%	5,466,000	10,111,695	35.7%	9,291,795	32.8%
Robert S. Apatoff(9)(10)	198,946	*	54,948	143,998	*	135,756	*
Adam M. Aron(11)	19,167	*	—	19,167	*	19,167	*
John M. Baumer(4)	15,567,695	54.9%	5,466,000	10,101,695	35.7%	9,281,795	32.8%
William J. Chardavoyne(12)	8,334	*	—	8,334	*	8,334	*
Timothy J. Flynn(4)(9)	15,562,695	54.9%	5,466,000	10,096,695	35.6%	9,276,795	32.7%
Ted C. Nark(9)(13)	183,946	*	54,948	128,998	*	120,756	*
Thomas M. White(14)	16,667	*	—	16,667	*	16,667	*
Carrie A. Wolfe(12)	8,334	*	—	8,334	*	8,334	*
Stephen W. Richards(15)	106,807	*	21,500	85,307	*	82,082	*
All executive officers and directors as a group (16 persons)(16)	16,800,449	57.6%	6,000,000	10,800,449	37.0%	9,900,449	33.9%

*
Does not exceed 1%.

(1)
Percentages are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 6, 2007 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

(2)
Assumes no exercise of the underwriters' option to purchase additional shares.

(3)
Assumes the underwriters exercise their option to purchase 900,000 additional shares in full.

(4)
The number of shares beneficially owned includes 15,406,249 shares of Common Stock held by Green Equity Investors IV, L.P. and 156,446 shares of Common Stock held by FTD Co-Investment LLC. The number of shares offered includes 5,411,052 and 54,948 by Green Equity Investors IV, L.P. and FTD Co-Investment LLC, respectively. Green Equity Investors IV, L.P. is a Delaware limited partnership managed by Leonard Green & Partners, L.P. FTD Co-Investment LLC is a Delaware limited liability company managed by Leonard Green & Partners, L.P. Each of Messrs. John G. Danhakl, Peter J. Nolan, Jonathan D. Sokoloff, John M. Baumer, Jonathan A. Seiffer and Timothy J. Flynn, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control Leonard Green & Partners, L.P. As such, Messrs. Danhakl, Nolan, Sokoloff, Baumer, Seiffer and Flynn may be deemed to have shared voting and investment power with respect to all shares held by Green Equity Investors IV, L.P. and FTD Co-Investment LLC. These individuals disclaim beneficial ownership of the securities held by Green Equity Investors IV, L.P. and FTD Co-Investment LLC. The address of Green Equity Investors IV, L.P., FTD Co-Investment LLC and each of these individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
According to Form 13G, dated December 31, 2006 and filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, N.A. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

(6)
This number includes 475,558 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(7)
This number includes 53,334 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(8)
This number includes 97,780 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(9)
This number includes 156,446 shares of Common Stock held by FTD Co-Investment LLC. Messrs. Apatoff, Nark and Flynn hold 2.6%, 5.1% and 2.0% membership interests, respectively, in FTD Co-Investment LLC. Messrs. Apatoff, Nark and Flynn disclaim beneficial ownership of the shares of Common Stock held by FTD Co-Investment LLC. FTD Co-Investment LLC is offering 54,948 shares in this offering.

(10)
This number includes 42,500 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(11)
This number includes 19,167 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(12)
This number includes 8,334 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(13)
This number includes 27,500 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(14)
This number includes 16,667 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

(15)
Stephen W. Richards was the Chief Executive Officer of Interflora when it was acquired by the Company on July 31, 2006. Mr. Richards currently holds the title of Executive Vice President, and Chief Executive Officer of Interflora. His address is c/o Interflora, Interflora House, Watergate, Sleaford, Lincolnshire, England NG34 7TB.

(16)
This number includes 855,842 shares that may be acquired upon the exercise of options within 60 days of February 6, 2007.

Lock-up Agreements

        We, the selling stockholders, our directors and executive officers have entered into lock-up agreements, whereby we, the selling stockholders, our directors and executive officers agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, including any options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch. Additionally, the selling stockholders, our directors and executive officers may transfer shares subject to a lock-up by bona fide gift or to a trust for the benefit of the party granting the lock-up so long as the donee or trustee is bound by the terms of the lock-up and such transfer is not a disposition for value. The lock-up does not apply to sales to the underwriters existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement by the selling stockholders; sales or transfers made pursuant to any existing employee stock option plans by the selling stockholders; or the entry into Rule 10b5-1 trading plans that do not allow for sales prior to the end of the 90 day period.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock sold pursuant to this offering. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences relating thereto, nor does it address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

        This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of that holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

        For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" or a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and on the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

Distributions on our Common Stock

        Payments on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Any excess will be treated as capital gain.

        Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

        Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's U.S. trade or business (or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, or if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

        Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

        Any gain to a non-U.S. holder upon the sale or disposition of our common stock also will be subject to U.S. federal income tax if, for such purposes, our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a "USRPHC") during the relevant statutory period. We believe that we currently are not and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. In the event we do become a USRPHC, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as U.S. real property interests only with respect to a non-U.S. holder that actually or constructively holds more than 5 percent of our common stock.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments of dividends to a non-U.S. holder provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met.

        Payments of the proceeds from a disposition by a non-U.S. holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established, and the broker is:

  •
  a U.S. person;

  •
  a controlled foreign corporation for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

  •
  a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50 percent of the income or capital interest in such partnership or (2) it is engaged in the conduct of a U.S. trade or business.

        Payment of the proceeds from a non-U.S. holder's disposition of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

        PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

UNDERWRITING

        FTD Group, Inc., the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
William Blair & Company, L.L.C.

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $    per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We, the selling stockholders, our directors and executive officers have entered into lock-up agreements, whereby we, the selling stockholders, our directors and executive officers agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, including any options or warrants to purchase shares of common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch. Additionally, the selling stockholders, our directors and executive officers may transfer shares subject to a lock-up by bona fide gift or to a trust for the benefit of the party granting the lock-up so long as the donee or trustee is bound by the terms of the lock-up and such transfer is not a disposition for value. The lock-up does not apply to sales to the underwriters existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement by the selling stockholders; sales or transfers made pursuant to any existing employee stock option plans by the selling stockholders; or the entry into Rule 10b5-1 trading plans that do not allow for sales prior to the end of the 90 day period.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each of the underwriters has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under

Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        We have agreed to pay substantially all of the selling stockholders' expenses in connection with the offering, excluding underwriting discounts and commissions, which we estimate will be $700,000.

        In connection with any public distribution pursuant to a takedown from our registration statement on Form S-3, as amended, including pursuant to this offering, underwriting compensation will not exceed 8% of the aggregate offering amount.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In particular, Goldman, Sachs & Co., Merrill Lynch and William Blair & Company acted as bookrunner, lead manager and co-manager, respectively, for our 2005 initial public offering.

VALIDITY OF SECURITIES

        The validity of our common stock offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, New York, New York. Skadden, Arps, Slate, Meagher & Florn LLP, Los Angeles, California, will pass on certain matters for the underwriters.

EXPERTS

        The consolidated financial statements of FTD Group, Inc. appearing in FTD Group, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2006 (including schedules appearing therein), and FTD Group, Inc. management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The audited historical financial statements included in exhibit 99.1 of FTD Group, Inc's Current Report on Form 8-K/A filed with the SEC on October 10, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3, as amended, to register the securities being offered in this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information about us or the selling stockholders and the shares of common stock offered in this prospectus supplement, you should refer to the registration statement and its exhibits.

        Our annual reports on Form 10-K, along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of our Web site as soon as reasonably practicable after we file such materials with, or furnish them to, the SEC. Our Web site is located at www.ftd.com. The information on our Web site is not part of this or any other report we file with, or furnish to, the SEC. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        We will provide a copy of these filings at no cost, upon your request, by writing or telephoning us at the following address:

FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
(630) 719-7800
Attn: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

6,000,000 Shares

FTD Group, Inc.

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

William Blair & Company

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 21, 2007

PROSPECTUS

15,562,695 Shares

FTD Group, Inc.

Common Stock

        The shares of common stock of FTD Group, Inc. covered by this prospectus may be offered and sold to the public by the selling stockholders, from time to time, in one or more offerings. We will not receive any of the proceeds from such sales.

        This prospectus provides you with a general description of the shares that may be offered under this prospectus. Each time a selling stockholder offers to sell shares pursuant to this prospectus, the selling stockholder will provide a prospectus supplement that will contain specific information about the terms of that offering. You should carefully read this prospectus and any applicable prospectus supplement before you decide to invest in these securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "FTD." The last reported sale price of our common stock on February 20, 2007 was $20.80 per share.

        Before buying any shares, you should carefully consider the risk factors described under the heading "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2007.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, the selling stockholders may from time to time offer and sell shares of our common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares that the selling stockholders may offer hereunder. Each time the selling stockholders use this prospectus to offer shares of common stock, the selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, including without limitation, adding additional selling stockholders. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading "Where You Can Find More Information" and "Incorporation by Reference."

        Wherever references are made in the prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of post-effective amendments to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer of these securities in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

        The summary description of our business and the offering may not contain all the information that may be important to you. You should read this entire prospectus, including the information set forth under the heading "Risk Factors" and the financial data and related notes included or incorporated by reference herein, before making an investment decision.

        Unless otherwise noted, the terms "FTD Group, Inc.," "we," "us," "our" and "FTD" refer to FTD Group, Inc., formerly known as Mercury Man Holdings Corporation, and its consolidated subsidiaries, which include FTD, Inc., and its consolidated subsidiaries.

Our Company

Overview

        FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. Our business is supported by the highly recognized FTD and Interflora brands. Both brands are supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops globally. Our consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and www.interflora.co.uk Web site in the U.K. and are complimented by our florist businesses which provide products and services to our independent members.

        Our businesses are highly complementary, as floral orders generated by the consumer businesses are delivered by our network of members. We believe that our strong brand name recognition, complementary florist and consumer businesses, extensive customer database of floral and specialty gift consumers and network of members provides us with significant competitive advantages.

Our Principal Stockholder

        Our principal stockholder is Green Equity Investors IV, L.P., an affiliate of Leonard Green & Partners, L.P. As of September 30, 2006, Green Equity Investors and its affiliates beneficially owned approximately 54.9% of our outstanding common stock.

The Offering

        Under this prospectus, the selling stockholders may, from time to time, sell shares of our common stock in one or more offerings. See "Plan of Distribution" below.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, including the statements under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, before making your decision to invest in shares of our common stock.

Risks Related to Our Common Stock

Green Equity Investors IV, L.P. has significant voting power and may take actions that may not be in the best interest of our stockholders.

        As of September 30, 2006, Green Equity Investors IV, L.P., and an affiliate, owned approximately 54.9% of our outstanding common stock. As a result, Green Equity Investors IV, L.P. has the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from Green Equity Investors IV, L.P. For example, Green Equity Investors IV, L.P. could delay or prevent an acquisition or merger even if the transaction might be perceived as benefiting other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Our common stock price may be volatile.

        Our common stock price may fluctuate in response to a number of events, including:

  •
  our quarterly operating results;

  •
  our performance during peak seasons;

  •
  future announcements concerning our business;

  •
  loss of members;

  •
  changes in financial estimates and recommendations by securities analysts;

  •
  actions of competitors;

  •
  changes in strategic relationships;

  •
  market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

  •
  changes that affect the supply of flowers;

  •
  changes in the retail florist industry;

  •
  general market, economic and political conditions;

  •
  natural disasters, terrorist attacks and acts of war; and

  •
  future sales of our common stock by Green Equity Investors IV, L.P. and its affiliates.

Future sales of shares of our common stock in the public market could depress our stock price and make it difficult for you to recover the full value of your investment.

        We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. If our existing stockholders or option holders sell substantial amounts of our common stock in the public market following this offering (whether as offerings from time to time pursuant to the registration statement of which this prospectus is a part, agreements they may enter into pursuant to Rule 10b5-1 under the Securities Exchange Act, pursuant to Rule 144 under the Securities Act, following exercise of stock options, or otherwise) or if there is a perception that these sales may occur, the market price of our common stock could decline.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

        Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that might enable our management to resist a change in control. The provisions might discourage, delay or prevent a change in the ownership of our company or a change in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation or our amended and restated bylaws:

  •
  our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  •
  nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements;

  •
  the ability of our stockholders to call special meetings of stockholders is prohibited; and

  •
  our board of directors is expressly authorized to make, alter or repeal our bylaws.

        We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an "interested stockholder" and may not engage in "business combinations" with us for a period of three years from the time the person acquired 15% or more of our voting stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Statements and financial discussion and analysis contained or incorporated by reference in this prospectus that are not historical facts are forward-looking statements. These forward looking statements include statements regarding our outlook, anticipated revenue growth and profitability; anticipated benefits of our acquisition of Interflora Holdings Limited ("Interflora"), anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about our business and industry. Investors are cautioned that actual results could materially differ from those contained in any forward-looking statements as a result of: our ability to acquire and retain FTD and Interflora members and continued recognition by members of the value of our products and services; the acceptance by members of new or modified service offerings recently introduced; our ability to sell additional products and services to FTD and Interflora members; our ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of our marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the existence of failures in our computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; our ability to manage or reduce our level of expenses within both the domestic and international businesses; actual growth rates for the markets in which we compete compared with forecasted growth rates; our ability to increase capacity and introduce enhancements to our Web sites; our ability to integrate Interflora and additional partners or acquisitions, if any are identified; and other factors described in our most recent Annual Report on Form 10-K under "Risk Factors," as well as other potential risks and uncertainties, which are discussed in our reports and documents filed with the Securities and Exchange Commission. We expressly disclaim any obligation to update these forward-looking statements.

USE OF PROCEEDS

        The proceeds from the sale of shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

        Our board of directors has approved a dividend policy and declared its first quarterly cash dividend of $0.1625 per share. This dividend will be paid on April 2, 2007 to stockholders of record on March 19, 2007. We intend to continue to pay quarterly dividends, although each declaration and payment of dividends is subject to the determination of our board of directors and continued compliance with the requirements of our credit agreement and the indenture governing our senior subordinated notes. Additional factors our board of directors may consider before declaring the payment of future dividends include our results of operations, financial condition, capital requirements and other factors deemed relevant by the board of directors, including the Delaware General Corporation Law, which provides that dividends are only payable out of surplus or current net profits.

SELLING STOCKHOLDERS

        Information about the potential selling stockholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference. Each prospectus supplement, post-effective amendment and/or filing under the Securities Exchange Act of 1934 will include the following information:

  •
  the number of shares of common stock then held by the selling stockholders;

  •
  the number of shares of common stock then being offered by the selling stockholders; and

  •
  the number of shares (and, if one percent or more, the percentage) of common stock owned by the selling stockholders after completion of the offering.

        The shares described in this prospectus were obtained (i) by the selling stockholders in connection with the acquisition of FTD in 2004 and (ii) by certain selling stockholders in our initial public offering in 2005. The selling stockholders may also include managers and former stockholders of our Interflora subsidiary who acquired their shares in connection with our acquisition of Interflora in 2006, to the extent they exercise "piggyback" registration rights.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholder" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholder under this prospectus.

        The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

        Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions.

Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions, directly or indirectly, through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

        In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

        We are required to pay substantially all fees and expenses incident to the offering and sale of the shares, excluding underwriting discounts and commissions.

VALIDITY OF SECURITIES

        The validity of our common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of FTD Group, Inc. appearing in FTD Group, Inc.'s Annual Report (Form 10-K) for the year ended June 30, 2006 (including schedules appearing therein), and FTD Group, Inc. management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The audited historical financial statements included in exhibit 99.1 of FTD Group, Inc's Current Report on Form 8-K/A filed with the SEC on October 10, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the securities being offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us or the selling stockholders and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits.

        Our annual reports on Form 10-K along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of our website as soon as reasonably practicable after we file such materials with, or furnish them to, the SEC. Our website is located at http://www.ftd.com. The information on our website is not part of this or any other report we file with, or furnish to, the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You

may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

        We are incorporating by reference in this prospectus (and the registration statement of which this prospectus is a part) the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until all of the securities offered under this prospectus are sold:

  •
  Our Annual Report on Form 10-K for the fiscal year ended June 30, 2006;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006;

  •
  Our proxy statement on Schedule 14-A filed with the SEC on October 12, 2006;

  •
  Our current reports on Form 8-K filed with the SEC on July 12, 2006, August 2, 2006 (as amended by our current report on Form 8-K/A filed with the SEC on October 10, 2006), August 11, 2006, November 3, 2006 and February 21, 2007; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on February 3, 2005, including any amendment or report filed for the purpose of updating such description.

        We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

        We will provide a copy of these filings at no cost, upon your request by writing or telephoning us at the following address:

FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
(630) 719-7800
Attn: Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

  Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, to be incurred in connection with the distribution of the common stock being registered. All costs and expenses set forth below shall be borne by us. The selling stockholders will pay their own underwriting discounts and commissions.

Item	Amount to be Paid
SEC registration fee	$27,126
Legal fees and expenses**	$350,000
Accounting fees and expenses**	$150,000
Printing expenses**	$100,000
Miscellaneous**	$50,000

Total	$677,126

**
Estimated and subject to future contingencies.

  Indemnification of Directors and Officers

        Article First, subsection (C)(5) of the Registrant's amended and restated certificate of incorporation eliminates the personal liability of directors to the Registrant or its stockholders, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "DGCL").

        Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which the director derived an improper personal benefit.

        The amended and restated certificate of incorporation and by-laws of the Registrant provide for the indemnification of all officers or directors to the fullest extent permitted by the DGCL and the Registrant's amended and restated certificate of incorporation. Section 145 of the DGCL provides, in substance, that a Delaware corporation has the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. The Registrant has purchased and maintains insurance on behalf of its directors and officers.

Item 16. Exhibits.

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*
5.1	Opinion of Latham & Watkins LLP.(1)
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Latham & Watkins LLP (included in opinion referenced in 5.1 above).
24.1	Power of Attorney (included on signature page hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of any securities, as appropriate.

(1)
Previously filed with the Form S-3 filed by the Registrant on October 16, 2006.

  Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

    (A)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first use after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (5)
    That, for the purposes of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

    (i)
    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

    (6)
    That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Downers Grove, State of Illinois on the 20th day of February, 2007.

FTD GROUP, INC.
By:	/s/ MICHAEL J. SOENEN
	Name: Title:	Michael J. Soenen President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. SOENEN Michael J. Soenen	Director, President and Chief Executive Officer (Principal Executive Officer)	February 20, 2007
/s/ PETER J. NOLAN Peter J. Nolan	Director, Chairman of the Board of Directors	February 20, 2007
/s/ ROBERT S. APATOFF Robert S. Apatoff	Director	February 20, 2007
/s/ ADAM M. ARON Adam M. Aron	Director	February 20, 2007
/s/ JOHN M. BAUMER John M. Baumer	Director	February 20, 2007
/s/ WILLIAM J. CHARDAVOYNE William J. Chardavoyne	Director	February 20, 2007
/s/ TIMOTHY J. FLYNN Timothy J. Flynn	Director	February 20, 2007

/s/ TED C. NARK Ted C. Nark	Director	February 20, 2007
/s/ THOMAS M. WHITE Thomas M. White	Director	February 20, 2007
/s/ CARRIE A. WOLFE Carrie A. Wolfe	Director	February 20, 2007
/s/ BECKY A. SHEEHAN Becky A. Sheehan	Chief Financial Officer (Principal Financial and Accounting Officer)	February 20, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*
5.1	Opinion of Latham & Watkins LLP.(1)
23.1	Consent of Ernst & Young LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Latham & Watkins LLP (included in opinion referenced in 5.1 above).
24.1	Power of Attorney (included on signature page hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of any securities, as appropriate.

(1)
Previously filed with the Form S-3 filed by the Registrant on October 16, 2006.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
MARKET AND INDUSTRY DATA
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
FTD Group, Inc.
The Offering
Recent Developments
Summary Condensed Consolidated Financial Data
USE OF PROCEEDS
MARKET PRICE OF COMMON STOCK
PRINCIPAL AND SELLING STOCKHOLDERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX